As filed with the Securities and Exchange Commission on September 14, 2012

Registration No. 333-174586

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alimera Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	20-0028718
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6120 Windward Parkway, Suite 290

Alpharetta, GA 30005

(678) 990-5740

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Daniel Myers

Chief Executive Officer

6120 Windward Parkway, Suite 290

Alpharetta, GA 30005

(678) 990-5740

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg Griner, Esq.

Keith Scherer, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

850 Winter Street

Waltham, MA 02451

(781) 890-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Units consisting of:
(i) Series A Convertible Preferred Stock, par value $0.01 per share; and	1,000,000	$40.00	$40,000,000	$4,584.00
(ii) Warrants to purchase Series A Convertible Preferred Stock. Common Stock, par value $0.01 per share, issuable upon conversion of the Series A Convertible Preferred Stock and exercise of warrants (2)	—	—	—	—
Total			$40,000,000	$4,584.00 (3)

(1)	Pursuant to Rule 416, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	No additional consideration is payable pursuant to Rule 457(g) under the Securities Act.
(3)	The filing fee was previously paid in connection with the registrant’s registration statement on Form S-3 filed with the Commission on May 27, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Alimera Sciences, Inc. (the “Company”) initially registered on Form S-3 (File No. 333-174586) (“Original Registration Statement”) the offer of up to $75,000,000 shares of preferred stock, common stock, debt securities or warrants to purchase preferred stock, common stock or any combination of these securities, either separately or in units. On July 17, 2012, the Company entered into a Securities Purchase Agreement with a group of institutional investors for the sale (the “Offering”) of units (the “Units”) consisting of shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants (the “Warrants”) to purchase shares of the Company’s Series A Preferred Stock for an aggregate of $40,000,000. Under applicable Securities and Exchange Commission rules, the Company does not qualify for the use of a registration statement on Form S-3 in connection with the Offering. To ensure that the Units are sold pursuant to an effective registration statement, the Company has filed this post-effective amendment on Form S-1 to the registration statement described above. This prospectus is a part of that post-effective amendment and registers the sale of the Units.

In addition, by means of a post-effective amendment, the Company hereby removes from registration all securities registered under the Original Registration Statement that are not included in the Offering.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2012

Preliminary Prospectus

1,000,000 Units

ALIMERA SCIENCES, INC.

Units Consisting of One Share of Series A Convertible Preferred Stock (and the Shares of Common Stock Underlying the Series A Convertible Preferred Stock) and One Warrant to Purchase 0.30 Shares of Series A Convertible Preferred Stock (and the Shares of Common Stock Underlying such Shares of Series A Convertible Preferred Stock or the Shares of Common Stock Directly Issuable Upon Exercise of the Warrant)

We are offering to sell 1,000,000 units with each unit consisting of one share of Series A Convertible Preferred Stock, par value $0.01 per share, which is initially convertible into approximately 13.75 shares of our common stock, and one warrant to purchase 0.30 shares of our Series A Convertible Preferred Stock (or directly purchase the shares of common stock into which such shares of Series A Convertible Preferred Stock would then be convertible). No fractional shares shall be issued upon the conversion of the Series A Convertible Preferred Stock or exercise of the warrants. This prospectus also covers shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock issuable upon exercise of the warrant and shares of common stock that may be directly issued upon exercise of the warrant in lieu of the Series A Convertible Preferred Stock.

The units will be sold pursuant to a Securities Purchase Agreement which we entered into with certain institutional investors on July 17, 2012. Pursuant to the Securities Purchase Agreement, the purchase price per unit is $40.00, resulting in net proceeds to us, before deducting expenses related to the offering, of $40,000,000. The price per unit was determined through an arms-length negotiation with the investors. Units will not be issued or certificated. The shares of Series A Convertible Preferred Stock and the warrants are immediately separable and will be issued separately.

Each share of Series A Convertible Preferred Stock, including any shares of Series A Convertible Preferred Stock issued upon exercise of the warrants, will be convertible into shares of our common stock at any time at the option of the holder at the rate (conversion rate) equal to $40.00, as adjusted for stock dividends, splits, combinations and similar events (original purchase price), divided by the then current conversion price (conversion price). The initial conversion price will be $2.91 and is subject to adjustment. The initial conversion price was determined based on the 30-day trailing average closing price of our common stock prior to execution of the Securities Purchase Agreement as reported on the NASDAQ Global Market.

Each warrant will have an initial exercise price of $44.00 per share of Series A Convertible Preferred Stock and will be exercisable for 5 years. For a more detailed description of the Series A Convertible Preferred Stock, see the section of this prospectus entitled “Description of Capital Stock – Series A Preferred Stock.” For a more detailed description of our common stock, see the section of this prospectus entitled “Description of Capital Stock – Common Stock.”

Our common stock is listed on the NASDAQ Global Market under the symbol “ALIM.” The last reported sale price of our common stock on the NASDAQ Global Market on September  13, 2012 was $2.45.

Investing in our securities involves risks, including those described under “Risk Factors” beginning on page 6 of this prospectus and the documents incorporated by reference into this prospectus.

We expect to deliver the units to investors on or about                         , 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2012.

PROSPECTUS

i

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “Alimera,” “we,” “us,” and “our” and similar terms refer to Alimera Sciences, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this report regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are subject to risks and uncertainties and are based on information currently available to our management. Words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. The events and circumstances reflected in the Company’s forward-looking statements may not occur and actual results could differ materially from those projected in the Company’s forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to:

•	delay in or failure to obtain regulatory approval of the our product candidates;

•	uncertainty as to our ability to commercialize (alone or with others), and market acceptance of, ILUVIEN in the EU;

•	the extent of government regulations;

•	uncertainty as to the pricing and reimbursement guidelines for our product candidates, including ILUVIEN in the various EU countries;

•	uncertainty as to the relationship between the benefits of our product candidates and the risks of their side-effect profiles;

•	dependence on third-party manufacturers to manufacture our product candidates in sufficient quantities and quality;

•	uncertainty of clinical trial results;

•	limited sales and marketing infrastructure;

•	our inability to successfully market and sell ILUVIEN following regulatory approval; and

•	our ability to operate our business in compliance with the covenants and restrictions that we are subject to under our credit facility.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. We undertake no obligation, and specifically decline any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We encourage you to read the discussion and analysis of our financial condition and our consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended December 31, 2011. We also encourage you to read the “Risk Factors” section of this prospectus and Item 1A of Part 1 of our annual report on Form 10-K for the fiscal year ended December 31, 2011 and Item 1A of Part II of our quarterly report on Form 10-Q for the quarter ended June 30, 2012, which contain a more complete discussion of the risks and uncertainties associated with our business. In addition, other unknown or unpredictable factors also could affect our results. There can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Therefore no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

PROSPECTUS SUMMARY

This summary, which highlights information contained elsewhere in this prospectus and the documents incorporated herein by reference, is not complete and may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated herein by reference. You should also consider, among other things, the information contained in “Risk Factors” in this prospectus as well as the information contained in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes thereto, each of which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which are incorporated by reference into this prospectus.

Alimera Sciences, Inc. is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. We are presently focused on diseases affecting the back of the eye, or retina, because we believe these diseases are not well treated with current therapies and represent a significant market opportunity.

Our most advanced product candidate is ILUVIEN®, which has received marketing authorization in the United Kingdom, Austria, Portugal, France and Germany, and has been recommended for marketing authorization in Italy and Spain, for the treatment of vision impairment associated with diabetic macular edema (DME) considered insufficiently responsive to available therapies. DME is a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness. ILUVIEN has not been approved by the United Stated Food and Drug Administration.

On July 17, 2012, we entered into a Securities Purchase Agreement with certain institutional investors pursuant to which we will issue and sell units consisting of one share of our Series A Preferred Stock and a warrant to purchase 0.30 shares of our Series A Preferred Stock, which is referred to herein as the offering. The units will be issued to the investors under the registration statement of which this prospectus is a part. The purchase price per unit is $40.00, resulting in net proceeds to us, before deducting expenses related to the offering, of $40,000,000. Each share of Series A Preferred Stock, including any shares of Series A Preferred Stock issued upon exercise of the warrants, will be convertible into shares of our common stock at any time at the option of the holder at the rate (conversion rate) equal to $40.00, as adjusted for stock dividends, splits, combinations and similar events (original purchase price), divided by the then current conversion price (conversion price). The initial conversion price will be $2.91 and is subject to adjustment. The rights, preferences and limitations of the Series A Preferred Stock are described in detail in the section of this prospectus entitled “Description of Capital Stock – Series A Preferred Stock.” Each warrant will have an initial exercise price of $44.00 per share of Series A Preferred Stock and the Series A Preferred Stock issued upon exercise of the warrant shall be convertible into common stock at the then applicable conversion rate. The terms and conditions of the warrant are described in detail in the section of this prospectus entitled “Description of Securities We Are Offering — Warrants.”

THE OFFERING

Issuer	Alimera Sciences, Inc.

NASDAQ Global Market Symbol	“ALIM”

Securities offered	1,000,000 units with each unit consisting of one share of Series A Preferred Stock, par value $0.01 per share, and one warrant to purchase 0.30 shares of our Series A Preferred Stock. Units will not be issued or certificated. The shares of Series A Preferred Stock and the warrants are immediately separable and will be issued separately.

Offering Price	$40.00 per unit

Description of Series A Preferred Stock	Each unit includes one share of Series A Preferred Stock. Series A Preferred Stock has a liquidation preference, certain voting rights and is convertible into shares of common stock. See the section of this prospectus entitled “Description of Capital Stock — Series A Preferred Stock.”

Initial Conversion Price of Series A Preferred Stock	$2.91, subject to adjustments.

Original Purchase Price of Series A Preferred Stock	$40.00 per share

Initial Conversion Rate of Series A Preferred Stock	Original purchase price divided by the initial conversion price (approximately 13.75 shares of common stock for each share of Series A Preferred Stock), subject to adjustment

Shares of common stock initially issuable upon conversion of the shares of Series A Preferred Stock	13,745,704 shares of common stock.

Description of warrants	The per share exercise price of the warrants is $44.00. The warrants will be exercisable beginning on the original date of issuance and will expire on the earlier to occur of (i) immediately following the consummation of a sale of the Company (for cash or freely tradable securities), if the warrants are not exercised or exchanged at or prior to the consummation of such sale or (ii) the date that is five years after the closing of the offering. At the election of the holders of the warrants, the warrants may be exercised for the number of shares of common stock then issuable upon conversion of the Series A Preferred Stock that would otherwise be issued upon such exercise at the then-applicable conversion rate.

Shares of common stock initially issuable upon exercise of the warrants or upon conversion of the Series A Preferred Stock issuable upon exercise of the warrants included in units	4,123,711 shares of common stock.

Common stock to be outstanding after this offering, including shares of common stock issuable upon conversion of the Series A Preferred Stock issued upon exercise of the warrants or directly upon exercise of the warrants

49,301,770 shares of common stock.

Use of Proceeds	We will use the net proceeds of approximately $40,000,000 from the offering, before paying estimated offering expenses of approximately $39,350,000, to fund development and commercialization of the our existing and pipeline drugs, maintenance of our credit facility with Silicon Valley Bank and MidCap Financial, as the same may be amended, refinanced or resyndicated from time to time, up to $35,000,000 in the aggregate and corporate purposes substantially related to the commercialization of our existing and pipeline drugs (including without limitation, general and administrative and research and development expenses, in each case, primarily related to such business and the maintenance of our infrastructure to continue such business).

Risk Factors	An investment in our securities involves various risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page 6 of this prospectus.

The number of shares of common stock outstanding before and after this offering is based on the number of shares outstanding as of August 10, 2012 and excludes:

•	3,698,019 shares of common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price per share of $3.17;

•	152,714 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price per share of $8.75; and

•	63,902 shares of common stock issued on August 13, 2012 upon settlement of certain restricted stock units.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risks described below as well as those risk factors incorporated by reference herein before making an investment decision. The risks below relate to this offering. In addition, our Company is subject to a variety of risks that may be found in the documents incorporated by reference herein, including those risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The risks and uncertainties described below and in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks, or those incorporated by reference actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in the units if the conversion price or exercise price is in excess of the trading price of our common stock. The risks discussed below and those incorporated by reference also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Relating to Our Financial Results and Need for Financing

Following the sale of the units, we may need additional capital to support our growth, which may be difficult to obtain and restrict our operations and will result in additional dilution to our stockholders.

Even if we complete the offering contemplated by this prospectus, our business may require additional capital that we have not yet secured. Including the expected net proceeds from the offering, based on our current plans, we believe our cash, cash equivalents and short-term investments will be sufficient to fund our operations beyond the projected commercialization of ILUVIEN in the United Kingdom, France and Germany and the expected generation of revenue in 2013. However, the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include but are not limited to:

•	the amount of our future operating losses;

•	third party expenses relating to the commercialization of ILUVIEN;

•	the level of success of the initial commercial launch of ILUVIEN in the United Kingdom, France and Germany;

•	the status of our new drug application or ILUVIEN in the U.S.;

•	the timing of approvals, if any, of ILUVIEN in additional jurisdictions;

•	the need and cost of conducting additional clinical trials for ILUVIEN;

•	the amount of our research and development, marketing and general and administrative expenses;

•

the extent to which we enter into, maintain, and derive revenues from licensing agreements, including agreements to out-license ILUVIEN, research and other collaborations, joint ventures and other business arrangements;

•	the extent to which we acquire, and our success in integrating, technologies or companies; and

•	regulatory changes and technological developments in our markets.

General market conditions or the market price of our common stock may not support capital raising transactions such as an additional public or private offering of our common stock or other securities. In addition, our ability to raise additional capital may be dependent upon our stock being quoted on the NASDAQ Global Market or upon obtaining shareholder approval. There can be no assurance that we will be able to satisfy the criteria for continued listing on NASDAQ or that we will be able to obtain shareholder approval if it is necessary. If we are unable to obtain additional funds on a timely basis or on terms favorable to us, we may be required to cease or reduce further commercialization of ILUVIEN, to cease or reduce certain research and development projects, to sell some or all of our technology or assets or business units or to merge all or a portion of our business with another entity. In the event additional financing is needed or advisable, we may seek to fund our operations through the sale of equity securities, additional debt financing and strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on terms favorable to us or our stockholders especially in light of the current difficult financial environment. If we raise additional funds by selling shares of our capital stock, the ownership interest of our current stockholders will be diluted. In addition, the Series A Preferred Stock to be issued in the offering will be entitled to anti-dilution protection in connection with certain financings, which has the potential to further dilute our other stockholders. If we attempt to raise additional funds through strategic collaboration agreements, we may not be successful in obtaining collaboration agreements, or in receiving milestone or royalty payments under those agreements, or the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to commercialize our product candidates or operate our business. For example, under the Credit Facility, which we entered into in October 2010, we are subject to a variety of affirmative and negative covenants, including required financial reporting, limitations on our cash balances, limitations on the disposition of assets, limitations on the incurrence of additional debt, and other requirements. To secure the performance of our obligations under the Credit Facility, we pledged all of our assets, including our intellectual property to the lenders. Our failure to comply with the covenants under the Credit Facility could result in an event of default, the acceleration of our debt and the loss of our assets. Any declaration of an event of default could significantly harm our business and prospects and could cause our stock price to decline. Insufficient funds may require us to delay, scale back, or eliminate some or all of our activities, and if we are unable to obtain additional funding, there may be substantial doubt about our ability to continue as a going concern.

Risks Related to Our Common Stock and this Offering

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds to fund our commercialization activities, further develop our product candidates, for working capital and for general corporate purchases. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

There is no public market for the Series A Preferred Stock or warrants to purchase Series A Preferred Stock in this offering.

There is no established public trading market for the Series A Preferred Stock or warrants included in the units being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series A Preferred Stock or warrants on any securities exchange. Without an active market, the liquidity of these securities will be limited.

The warrants may not have any value.

The warrants will be immediately exercisable and expire on the 5th anniversary of the date of issuance. The warrants will have an exercise price of $44.00 per share of Series A Preferred Stock. In the event the value of our Series A Preferred Stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value. Holders of our warrants will have no rights as a common stockholder or preferred stockholders until they acquire our common stock or Series A Preferred Stock, as applicable. Upon exercise of your warrants, you will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the exercise date.

Our stock price has been and may continue to be volatile, and the value of an investment in our common stock may decline.

We completed our IPO in April 2010 at a price of $11.00 per share. Subsequently, our common stock has traded as low as $1.09 per share. The realization of any of the risks described in these risk factors or other unforeseen risks could have a dramatic and adverse effect on the market price of our common stock. The trading price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	failure to complete this offering in the manner currently contemplated;

•	failure to successfully commercialize ILUVIEN in the EU, including our failure to build our own commercial infrastructure for the sale of ILUVIEN in the Germany, United Kingdom and France;

•	failure of ILUVIEN to be approved in any additional jurisdiction;

•	failure of ILUVIEN or any of our product candidates, if approved in additional jurisdictions, to achieve commercial success;

•	results from our clinical trial programs;

•	FDA or international regulatory actions, including failure to receive regulatory approval for any of our product candidates;

•	quarterly variations in our results of operations or those of our competitors;

•	our ability to develop and market new and enhanced product candidates on a timely basis;

•	announcements by us or our competitors of acquisitions, regulatory approvals, clinical milestones, new products, significant contracts, commercial relationships or capital commitments;

•	third-party coverage and reimbursement policies;

•	additions or departures of key personnel;

•	commencement of, or our involvement in, litigation;

•	our ability to meet our repayment and other obligations under our Credit Facility;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	any major change in our board or management;

•	general economic conditions and slow or negative growth of our markets; and

•	political instability, natural disasters, war and/or events of terrorism.

From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals or milestones. These milestones may include the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, the notification of the results of regulatory filings and the anticipated commercial launch of our product candidates. Also, from time to time, we expect that we will publicly announce the anticipated timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stock price may decline and the commercialization of our product and product candidates may be delayed.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been initiated against these companies. This litigation, if brought against us, could result in substantial costs and a diversion of our management’s attention and resources.

Certain of our stockholders have the ability to control the outcome of matters submitted for stockholder approval and may have interests that differ from those of our other stockholders.

As of July 18, 2012, our executive officers, key employees, directors and their affiliates and investors participating in the offering contemplated by this prospectus beneficially owned, in the aggregate, approximately 60.6% of our outstanding common stock. Assuming the closing of the offering and the appointment to our board of directors of a representative of one of the investors in the offering, as required under the Securities Purchase Agreement, our executive officers, key employees, directors and their affiliates and investors participating in the offering will beneficially own, in the aggregate, approximately 74.3% of our outstanding common stock, assuming the conversion of all shares of Series A Preferred Stock and the exercise and subsequent conversion of the warrants. As a result, these stockholders, if acting together, may be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, and this concentration of voting power may have the effect of delaying or impeding actions that could be beneficial to you, including actions that may be supported by our board of directors.

Significant sales of our common stock could depress or reduce the market price of our common stock, or cause our shares of common stock to trade below the prices at which they would otherwise trade, or impede our ability to raise future capital.

A small number of institutional investors and private equity funds hold a significant number of shares of our common stock, and, assuming the closing of the offering, will hold all of our shares of Series A Preferred Stock. Sales by these stockholders of a substantial number of shares, or the expectation of such sales, could cause a significant reduction in the market price of our common stock. Additionally, a small number of investors have, or will have following the closing of the offering, rights, subject to certain conditions, to require us to file registration statements to permit the resale of their shares in the public market or to include their shares in registration statements that we may file for ourselves or other stockholders.

In addition to our outstanding common stock, as of June 30, 2012, there were a total of 3,698,019 shares of common stock that we have registered and that we are obligated to issue upon the exercise of currently outstanding options and restricted stock units granted under our equity incentive plans. Upon the exercise of these options and the settlement of these restricted stock units, in accordance with their respective terms, these shares may be resold freely, subject to restrictions imposed on our affiliates under the SEC’s Rule 144. If significant sales of these shares occur in short periods of time, these sales could reduce the market price of our common stock. Any reduction in the trading price of our common stock could impede our ability to raise capital on attractive terms.

Actual or perceived significant sales of our common stock could depress or reduce the market price of our common stock, cause our shares of common stock to trade below the prices at which they would otherwise trade or impede our ability to raise future capital.

The sale of the units will result in substantial dilution of the percentage ownership of our stockholders.

Our current stockholders, other than the one participating in the offering, will incur immediate and substantial dilution of their percentage ownership of our common stock if the offering is completed. The aggregate ownership of all holders of our outstanding common stock immediately prior to closing of the offering (excluding the stockholder participating in the offering) will be reduced to approximately 61.5% of the outstanding shares of our common stock after the closing, or 56.4% assuming exercise in full of the warrants.

The investors in the offering will acquire shares of capital stock and warrants representing a substantial portion of our common stock on an as-converted basis.

If the offering is completed, the investors in the offering would acquire shares of Series A Preferred Stock and warrants, which, when combined with shares of common stock currently owned by the lead investor, represent approximately 43.6% of our then outstanding common stock, assuming the conversion of all shares of Series A Preferred Stock and the exercise in full and subsequent conversion of the warrants. Immediately following completion of the offering, those investors would hold a sufficient portion of our outstanding shares so as to permit them, if they chose to act in concert, to substantially influence all actions requiring stockholder approval, including the election of directors, a merger, business combination or other strategic or financing transaction that would require stockholder approval.

The Series A Preferred Stock will contain covenants that may limit our business flexibility.

For so long as at least 37.5% of the shares of Series A Preferred Stock originally issued to the investors at the closing of the offering are held by the initial investors or their affiliates, we may not, without first obtaining the approval of the holders of at least 70% of the then outstanding shares of Series A Preferred Stock: (i) increase or decrease the authorized number of shares of Series A Preferred Stock; (ii) authorize, create, issue or obligate the company to issue (by reclassification, merger or otherwise) any security (or any class or series thereof) or any indebtedness, in each case that has any rights, preferences or privileges senior to, or on a parity with, the Series A Preferred Stock, or any security convertible into or exercisable for any such security or indebtedness, subject to limited exceptions for certain debt transactions; (iii) amend our certificate of incorporation or the certificate of designation, in each case in a manner that adversely affects the rights, preference or privileges of the Series A Preferred Stock; (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of common stock or preferred stock; provided, however, that this restriction shall not apply to (A) the redemption of rights issued pursuant to any “poison pill” rights plan or similar plan adopted by us after the closing of the proposed financing or (B) the repurchases of stock from former employees, officers, directors or consultants who performed services for us in connection with the cessation of such employment or service pursuant to the terms of existing agreements with such individuals; (v) declare or pay any dividend or distribution on any shares of capital stock; provided, however, that this restriction shall not apply to (A) dividends payable to holders of common stock that consist solely of shares of common stock for which adjustment to the conversion price of the Series A Preferred Stock is made pursuant to the certificate of designation or (B) dividends or distributions issued pro rata to all holders of capital stock (on an as-converted basis) in connection with the implementation of a “poison pill” rights plan or similar plan by us; (vi) authorize or approve any increase to the number of aggregate shares of capital stock reserved for issuance pursuant to stock option, stock purchase plans or other equity incentive plans such that the total aggregate number of shares issued under such plans and reserved for issuance under such plans (on an as-converted basis) exceeds the number of shares issued and reserved for issuance under such plans (on an as-converted basis) on the date of the closing of the proposed financing by more than 20% (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), provided that any increases resulting solely from the annual increases resulting from the “evergreen” provisions of equity incentive plans in effect on the date of the closing of the proposed financing shall not be subject to this restriction and shall not be included for purposes of determining whether such 20% increase has occurred; (vii) issue stock or other equity securities of any subsidiary (other than to us or another of our wholly-owned subsidiary or declare or pay any dividend or other distribution of cash, shares or other assets or redemption or repurchase of shares of any subsidiary; or (viii) incur any secured indebtedness other than certain limited debt transactions. There is no guarantee that the investors would approve any such transaction, even where such a transaction would be in the best interests of our stockholders. Any failure to obtain such approval could harm our business and result in a decrease in the value of our common stock.

USE OF PROCEEDS

Our proceeds from the sale of shares of 1,000,000 units with each unit consisting of one share of Series A Preferred Stock, par value $0.01 per share and one warrant to purchase 0.30 shares of our Series A Preferred Stock in this offering will be $40,000,000 before estimated offering expenses of approximately $650,000.

We intend to use the net proceeds from this offering to fund development and commercialization of our existing and pipeline drugs, maintenance of our credit facility with Silicon Valley Bank and MidCap Financial, as the same may be amended, refinanced or resyndicated from time to time, up to $35,000,000 in the aggregate and corporate purposes substantially related to the commercialization of our existing and pipeline drugs (including without limitation, general and administrative and research and development expenses, in each case, primarily related to such business and the maintenance of our infrastructure to continue such business).

DILUTION

Our net tangible book value as of June 30, 2012 was $16,851,000, or $0.54 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 1,000,000 units in this offering and assuming the conversion of all the shares of Series A Preferred Stock sold in the offering at an assumed conversion price of $2.91 (and excluding shares of common stock issuable upon exercise of warrants), our net tangible book value as of June 30, 2012 would have been $56,201,000, or $1.24 per share. This represents an immediate increase in net tangible book value of $0.70 per share to existing stockholders and an immediate dilution in net tangible book value of $1.67 per share to investors in this offering. The following table illustrates this calculation.

Assumed Series A Preferred Stock Conversion Price		$2.91
Net tangible book value per share as of June 30, 2012	$0.54
Increase per share attributable to this offering	$0.70

As adjusted tangible book value per share after this offering		$1.24

Dilution per share to new investors in this offering		$1.67

The number of shares of common stock outstanding before and after this offering is based on the number of shares outstanding as of August 10, 2012 and excludes:

•	3,698,019 shares of common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price per share of $3.17;

•	152,714 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price per share of $8.75;

•	63,902 shares of common stock issued on August 13, 2012 upon settlement of certain restricted stock units; and

•	shares of common stock issuable upon the conversion of the Series A Preferred Stock issued pursuant to this offering and the exercise of warrants issued pursuant to this offering.

MARKET PRICE OF COMMON STOCK

Our common stock has traded on the NASDAQ Global Market under the symbol “ALIM” since April 21, 2010. The table below presents the high and low daily closing sales prices of the common stock, as reported by the NASDAQ Global Market, for each quarter during 2010 and 2011 and for the period from January 1, 2012 through September 13, 2012.

	High	Low
2010
April 21, 2010 through June 30, 2010	$11.06	$7.44
Three months ended September 30, 2010	$9.57	$6.62
Three months ended December 31, 2010	$12.19	$9.87

2011
Three months ended March 31, 2011	$10.77	$6.93
Three months ended June 30, 2011	$8.90	$7.53
Three months ended September 30, 2011	$9.00	$6.64
Three months ended December 31, 2011	$8.52	$1.17

2012
Three months ended March 31, 2012	$4.37	$1.24
Three months ended June 30, 2012	$3.44	$2.38
July 1, 2012 through September 13, 2012	$3.08	$2.14

As of September 1, 2012, we had approximately 31,496,347 shares of common stock outstanding held by approximately 41 record owners. The last reported sale price on the NASDAQ Global Market on September 13, 2012 was $2.45.

ABOUT OUR COMPANY

Alimera Sciences, Inc. is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. We are presently focused on diseases affecting the back of the eye, or retina, because we believe these diseases are not well treated with current therapies and represent a significant market opportunity.

Our most advanced product candidate is ILUVIEN®, which has received marketing authorization in the United Kingdom, Austria, Portugal, France and Germany, and has been recommended for marketing authorization in Italy and Spain, for the treatment of vision impairment associated with diabetic macular edema (DME) considered insufficiently responsive to available therapies. DME is a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.

We submitted a New Drug Application (NDA) in June 2010 for the low dose of ILUVIEN in the U.S. with the U.S. Food and Drug Administration (FDA), followed by registration filings in the United Kingdom, Austria, France, Germany, Italy, Portugal and Spain under the EU’s Decentralized Procedure (DCP) in July 2010 with the United Kingdom acting as the Reference Member State (RMS). The RMS is responsible for coordinating the review and approval process between itself and the other involved countries, or Concerned Member States.

In November 2010, we received a Preliminary Assessment Report (PAR) from the RMS and in December 2010, we received a Complete Response Letter (CRL) from the FDA regarding our respective registration filings. The primary concerns expressed in both the PAR and the CRL centered on the benefits of ILUVIEN in treating DME patients versus the risk of its side effects. Upon further analysis of the data from our two Phase 3 pivotal clinical trials (collectively, the FAME™ Study) through its final readout at month 36, we determined that a pre-planned subgroup of chronic DME patients demonstrated a greater benefit to risk profile than the full population dataset in our original filings.

We submitted our response to the CRL to the FDA in May 2011, including additional safety and efficacy data through the final readout at month 36 of the FAME Study with an emphasis on the chronic DME subgroup. In July 2011, we submitted a draft response to the PAR to the Medicines and Healthcare products Regulatory Agency (MHRA), the regulatory body in the RMS, which included a similar data package.

In November 2011, the FDA issued a second CRL to communicate that the NDA could not be approved in its then current form stating that the NDA did not provide sufficient data to support that ILUVIEN is safe and effective in the treatment of patients with DME. The FDA stated that the risks of adverse reactions shown for ILUVIEN in the FAME Study were significant and were not offset by the benefits demonstrated by ILUVIEN in these clinical trials. At the time, the FDA indicated that we would need to conduct two additional clinical trials to demonstrate that the product is safe and effective for the proposed indication. During the second quarter of 2012, we met with the FDA in an effort to gain a better understanding of the regulatory path for ILUVIEN in the U.S. Based upon this meeting, we plan to submit to the FDA a response to the second CRL to include additional analysis of the benefits and risks of ILUVIEN based upon clinical data available from the FAME Study.

After meetings and discussions with the United Kingdom Medicines Healthcare products Regulatory Agency (MHRA), we finalized and submitted our response to the PAR to the MHRA in November 2011. In February 2012, we received a Final Assessment Report (FAR) from the MHRA indicating that the United Kingdom, Austria, France, Germany, Italy, Portugal and Spain had reached a consensus that ILUVIEN was approvable and that the decentralized procedure was complete. Upon receipt of the FAR, we entered the national phase with each of these seven countries. During the national phase labeling in each country’s local language is finalized. As part of the approval process in these countries, we have committed to conduct a five-year, post-authorization, open label registry study of ILUVIEN in patients with chronic DME. ILUVIEN has received marketing authorization in the United Kingdom, Austria, Portugal, France and Germany for the treatment of vision impairment associated with DME considered insufficiently responsive to available therapies.

We currently plan to launch ILUVIEN in Germany, the United Kingdom and France in 2013, and are pursuing pricing and reimbursement in those countries. In July 2012, we received a letter from Germany’s Federal

Joint Committee indicating that the automatic obligation to submit a dossier on ILUVIEN, per the Arzneimittelmarkt-Neuordnungsgesetz law, would not be necessary, and that a benefit assessment would not be required. This allows us to launch ILUVIEN in Germany without price restriction. In August 2012, we received an appraisal consultation document (ACD) from the United Kingdom’s National Institute for Health and Clinical Excellence (NICE) with a preliminary recommendation that ILUVIEN is not recommended given the current cost of £5500 and other variables included in our submission to NICE. This document is not NICE’s final guidance and the recommendation may change prior to NICE’s final appraisal determination (FAD). We, along with NICE’s consultants and the public, had the opportunity to provide further comments on the draft appraisal in preparation for the second appraisal meeting originally scheduled for September 2012. In August 2012, we submitted our comments on the preliminary ACD and additional data in the form of an appendix to our comments. In September 2012, NICE notified us that they had accepted our additional data for consideration and rescheduled the second appraisal meeting for October 2012. The NICE FAD is not scheduled until November 2012.

ILUVIEN is also being studied in three Phase 2 clinical trials for the treatment of the dry form of age-related macular degeneration (AMD), the wet form of AMD and retinal vein occlusion (RVO).

We commenced operations in June 2003. Since our inception we have incurred significant losses. As of June 30, 2012, we have accumulated a deficit of $220,400,000. We expect to incur substantial losses through the projected commercialization of ILUVIEN as we:

•	complete the clinical development and registration of ILUVIEN;

•	prepare for the anticipated commercial launch of ILUVIEN in the EU in early 2013, at the earliest;

•	continue to seek regulatory approval of ILUVIEN in the U.S. and other jurisdictions;

•	evaluate the use of ILUVIEN for the treatment of other diseases; and

•	advance the clinical development of other product candidates either currently in our pipeline, or that we may license or acquire in the future.

Prior to our initial public offering (IPO), we funded our operations through the private placement of common stock, preferred stock, warrants and convertible debt, as well as by the sale of certain assets of the non-prescription business in which we were previously engaged. On April 21, 2010, our Registration Statement on Form S-1 (as amended) was declared effective by the Securities and Exchange Commission (SEC) for our IPO, pursuant to which we sold 6,550,000 shares of our common stock at a public offering price of $11.00 per share. We received net proceeds of approximately $66,100,000 from this transaction, after deducting underwriting discounts, commissions and other offering costs.

As of June 30, 2012, we had approximately $22,300,000 in cash and cash equivalents.

In October 2010, we obtained a $32,500,000 senior secured credit facility (Credit Facility) to help fund our working capital requirements. The Credit Facility consisted of a $20,000,000 revolving line of credit and a $12,500,000 term loan. The lenders have advanced $6,250,000 under the term loan. In May 2011, the Credit Facility was amended to increase the term loan to $17,250,000, the remaining $11,000,000 which would have been advanced following FDA approval of ILUVIEN, but no later than December 31, 2011. As a result of the issuance of the second CRL by the FDA in November 2011 regarding our NDA for ILUVIEN, the remaining $11,000,000 is no longer available to us. Additionally, we may only draw on the revolving line of credit against eligible U.S. domestic accounts receivable, which we would not expect to have prior to the launch of ILUVIEN in the U.S. Therefore, the revolving line of credit, which expires in April 2014, is not currently, and may never be, available to us. On February 6, 2012, we received a letter from the lenders stating that the they reserve the right to assert that certain events, including the issuance of the second CRL and a decrease in the market value of our public equity securities, may represent a material impairment of the value of the collateral under the loan agreements. To date, the lenders have not made such an assertion, and in our opinion a material impairment of the value of the collateral has not occurred.

On July 17, 2012, we entered into a Securities Purchase Agreement with certain investors, for a $40,000,000 Series A Convertible Preferred Stock (Series A Preferred Stock) financing. The Securities Purchase Agreement provides for the sale of units consisting of 1,000,000 shares of our Series A Preferred Stock and warrants to purchase an additional 300,000 shares of Series A Preferred Stock. For each unit consisting of one share of Series A Preferred Stock and a Warrant to purchase 0.30 shares of Series A Preferred Stock, the investors agreed to pay $40.00 per unit, which is expected to result in gross proceeds to us of $40,000,000, before deducting expenses payable by us. The financing is subject to the approval of the holders of a majority of our outstanding common stock, as well as other customary closing conditions. In connection with the Securities Purchase Agreement, stockholders holding approximately 56% of our common stock outstanding as of July 17, 2012 entered into separate agreements with us pursuant to which they agreed to vote in favor of the financing. As a result, we expect the financing will be approved by our stockholders. We currently expect the units will be sold pursuant to this prospectus in the second half of 2012.

We plan to proceed with the direct commercialization of ILUVIEN in the United Kingdom, France and Germany in 2013. We believe that, assuming the closing of the financing, we will have sufficient funds available to fund our operations beyond the projected commercialization of ILUVIEN in these EU countries. We do not expect the generation of revenue until 2013, and therefore do not expect to have cash flow from operations until 2014, if at all. If ILUVIEN is not approved in additional jurisdictions or does not generate sufficient revenue, we may adjust our commercial plans so that we can continue to operate with our existing cash resources or seek to raise additional financing.

In April 2012, we established a wholly-owned subsidiary in the United Kingdom, Alimera Sciences Ltd., to facilitate transacting business in the EU. Since its inception there have been no employees of Alimera Sciences, Ltd.

OUR CORPORATE INFORMATION

We were incorporated in Delaware in June 2003 and commenced operations on that date. Our principal executive office is located at 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005 and our telephone number is (678) 990-5740. Our website address is www.alimerasciences.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock and certain provisions of our restated certificate of incorporation and bylaws do not purport to be complete and is qualified in its entirety by the provisions of our restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Each unit includes (1) one share of Series A Preferred Stock and (2) a warrant exercisable for 0.30 shares of Series A Preferred Stock. The warrant may also be exercised for the number of shares of common stock then issuable upon conversion of the Series A Preferred Stock that would otherwise be issued upon such exercise at the then applicable conversion rate.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Prior to the consummation of this offering, we will file a certificate of designation which will designate 1,300,000 shares of preferred stock as “Series A Convertible Preferred Stock” and which will set forth the rights and obligations of such shares. The description of the Series A Convertible Preferred Stock does not purport to be complete and is qualified in its entirety by the provisions of our certificate of designation, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

As of June 30, 2012, there were 31,432,355 shares of common stock outstanding held of record by approximately 42 stockholders. Assuming the conversion of all of the shares of Series A Preferred Stock issued in this offering and the shares of Series A Preferred Stock issuable (or the shares of common stock directly issuable) upon exercise of the warrants there will be 49,301,770 shares of our common stock outstanding assuming no exercise after June 30, 2012 of outstanding options or warrants and no issuance of shares underlying restricted stock units outstanding as of June 30, 2012.

Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our restated certificate of incorporation and bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to the section entitled “Where You Can Find More Information” for directions on obtaining these documents.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including, without limitation, the election of our board of directors. Our stockholders have no right to cumulate their votes in the election of directors.

Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive ratably those dividends declared from time to time by the board of directors.

Rights Upon Liquidation. Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event of liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in assets remaining after payment of liabilities.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing. Our common stock is listed on the NASDAQ Global Market under the symbol “ALIM.”

Series A Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Prior to the consummation of this offering, we will file a certificate of designation which will designate 1,300,000 shares of preferred stock as “Series A Convertible Preferred Stock”

Conversion. Each share of Series A Preferred Stock, including any shares of Series A Preferred Stock issued upon exercise of the warrants, will be convertible into shares of our common stock at any time at the option of the holder at the rate (conversion rate) equal to $40.00 (original purchase price) divided by the then current conversion price (conversion price). The initial conversion price will be $2.91 and shall be subject to standard broad-based weighted average anti-dilution adjustments prior to the date, if any, on which we have received and publicly announces the approval by the U.S. Food and Drug Administration of our New Drug Application for ILUVIEN® (FDA Approval Date), provided, that in no event shall the conversion price be adjusted below $1.00 (as adjusted for stock dividends, splits, combinations and similar events). Both the original purchase price and the conversion price are subject to adjustments for stock dividends, splits, combinations and similar events.

Each share of Series A Preferred Stock shall automatically be converted into shares of our common stock at the then applicable conversion rate upon the occurrence of the later to occur of both (i) the FDA Approval Date and

(ii) the date on we consummate an equity financing transaction pursuant to which we sell to one or more third party investors either (A) shares of our common stock or (B) other equity securities that are convertible into shares of our common stock and that have rights, preference or privileges, senior to or on a parity with, the Series A Preferred Stock, in each case having an as-converted per share of common stock price of not less than $10.00 (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) and that results in total gross proceeds to us of at least $30,000,000. The Series A Preferred Stock is not convertible at the option of the Company.

Liquidation Preference. In the event of a Liquidation Transaction, as defined below, holders of the Series A Preferred Stock will receive a payment equal to the greater of (a) one (1) times the original purchase price (as adjusted for stock dividends, splits, combinations and similar events), plus any declared and unpaid dividends, per share of Series A Preferred Stock before any proceeds are distributed to the holders of common stock and (ii) the amount each holder of a share of Series A Preferred Stock would be entitled to receive had all shares of Series A Preferred Stock been converted into shares of common stock at the then applicable conversion rate immediately prior to such Liquidation Transaction. Unless waived by the holders of at least 70% of the Series A Preferred Stock, voting together as a separate class, the following shall be deemed to constitute a Liquidation Transaction: (A) any acquisition of the Company by means of merger, consolidation, stock sale, tender offer, exchange offer or other form of corporate reorganization in which outstanding shares of the Company are exchanged or sold, in one transaction or a series of related transactions, for cash, securities, property or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, or any other person or group of affiliated persons and in which the holders of capital stock of the Company hold less than a majority of the voting power of the surviving entity and (B) any sale, transfer, exclusive license or lease of all or substantially all of the properties or assets of the Company and its subsidiaries (each of such transactions in clause (A) and (B), together with an actual liquidation, dissolution or winding up of the Company, a “Liquidation Transaction”), provided that none of the following shall be deemed to constitute a Liquidation Transaction: (x) a transaction for which the sole purpose is to change the state of the Company’s incorporation, (y) a transaction for which the sole purpose is to create a holding company that will hold no assets other than shares of the Company and that will have securities with rights, preferences, privileges and restrictions substantially similar to those of the Company and that are owned in substantially the same proportions by the persons who held such securities of the Company, in each case immediately prior to such transaction or (z) a license transaction entered into by the Company for the purpose of developing and/or commercializing one or more of the Company’s products, so long as such license transaction would not be reasonably considered to be a sale or license of all or substantially all of the assets of the Company.

Voting Rights. Except as otherwise set forth in the certificate of designation, the Series A Preferred Stock will vote together with the common stock on a converted basis based on a deemed conversion price of $2.95 (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) as described therein.

In addition, for so long as at least 37.5% of the shares of Series A Preferred Stock originally issued to the Investors at the closing of the offering are held by the initial investors or their affiliates, we may not without first obtaining approval of the holders of at least 70% of the Series A Preferred Stock, voting together as a separate class,: (i) increase or decrease the authorized number of shares of Series A Preferred Stock; (ii) authorize, create, issue or obligate the Company to issue (by reclassification, merger or otherwise) any security (or any class or series thereof) or any indebtedness, in each case that has any rights, preferences or privileges senior to, or on a parity with, the Series A Preferred Stock, or any security convertible into or exercisable for any such security or indebtedness (other than the issuance of (A) up to an aggregate of $35,000,000 of indebtedness pursuant to our Credit Facility with Silicon Valley Bank and/or MidCap Financial, as the same may be amended, refinanced or resyndicated from time to time or (B) up to an aggregate of $500,000 of indebtedness pursuant to operating, capital or equipment leases entered into in the ordinary course of business (such indebtedness being the “Permitted Indebtedness”), (iii) amend the Company’s certificate of incorporation (including by filing any new certificate of designation or elimination) or the certificate of designation, in each case in a manner that adversely affects the rights, preference or privileges of the Series A Preferred Stock; (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of common stock or Preferred Stock; provided, however, that this restriction shall not apply to (A) the redemption of rights issued pursuant to any “poison pill” rights plan or similar plan adopted by the Company after the closing of the offering or (B) the repurchases of stock from former employees, officers, directors or consultants who performed services for the Company in connection with the cessation of such employment or service pursuant to the terms of existing agreements with such individuals; (v) declare or pay any dividend or distribution on any shares of capital stock; provided, however, that this restriction shall not apply to (A) dividends payable to holders of common stock that consist solely of shares of common stock for which adjustment to the conversion price of the Series A Preferred Stock is made pursuant to the certificate of designation or (B) dividends or distributions issued pro rata to all holders of capital stock (on an as-converted basis) in connection with the implementation of a “poison pill” rights plan or similar plan by the Company; (vi) authorize or approve any increase to the number of aggregate shares of capital stock reserved for issuance pursuant to stock option, stock purchase plans or other equity incentive plans of the Company such that the total aggregate number of shares issued under such plans and reserved for issuance under such plans (on an as-converted basis) exceeds the number of shares issued and reserved for issuance under such plans (on an as-converted basis) on the date of the closing of the Transaction by more than 20% (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), provided that any increases resulting solely from the annual increases resulting from the “evergreen” provisions of the Company’s equity incentive plans in effect on the date of the closing of the offering shall not be subject to this restriction and shall not be included for purposes of determining whether such 20% increase has occurred; (vii) issue stock or other equity securities of any subsidiary of the Company (other than to the Company or another wholly-owned subsidiary of the Company) or declare or pay any dividend or other distribution of cash, shares or other assets or redemption or repurchase of shares of any subsidiary of the Company; or (viii) incur any secured indebtedness other than any Permitted Indebtedness.

In connection with the offering, our board of directors approved an amendment to our, which amendment shall be effective upon and subject to the closing of the offering, to provide that the holders of Series A Preferred Stock may take any exclusive action required or permitted to be taken by the stockholders holding Series A Preferred Stock pursuant to the certificate of designation by written consent at any time.

Dividends. The Series A Preferred Stock does not accrue dividends. The holders of Series A Preferred Stock will be entitled to receive dividends and other distributions on a pari passu basis with the holders of our common stock on an as-converted basis.

Redemption. The Series A Preferred Stock is not redeemable.

Registration of the Underlying Common Stock

Pursuant to the Securities Purchase Agreement, we and the investors will enter into a Registration Rights Agreement prior to the consummation of the offering, whereby we will be required to file on or before the date that is 45 days from the closing of the offering an “evergreen” shelf registration statement pursuant to the Securities Act to register for resale the shares of common stock issuable upon conversion of the Series A Preferred Stock issued and sold in the offering to the investors, and the shares of common stock issuable upon conversion of the Series A Preferred Stock issuable (or the shares of common stock directly issuable) upon exercise of the warrants. The Registration Rights Agreement also contains provisions for “demand registration rights,” pursuant to which the investors may require us to register or all or a portion of such securities and offer them for resale in an underwritten offering, and “piggyback registration rights” pursuant to which the investors may include such securities in any future registration statement filed by us, with certain exceptions as set forth in the Registration Rights Agreement. In addition, we agreed to use reasonable best efforts to keep the registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective, and to keep the registration statement and any related prospectuses or prospectus supplement free of any material misstatements or omissions, until the date on which we shall have obtained a written opinion of legal counsel reasonably satisfactory to the investors and addressed to us and the investors to the effect that the registrable securities may be publicly offered for sale in the United States by the investors or any subsidiary of such Investor without restriction as to manner of sale and amount of securities sold and without registration or other restriction under the Securities Act. The discussion of the Registration Rights Agreement provides only a summary of the material terms and conditions of the Registration Rights Agreement, and is qualified by reference to the copy of the agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Investor Representation on the Company’s Board of Directors

Pursuant to the Securities Purchase Agreement, conditioned on the closing of the offering, we agreed to increase the number of directors on our board of directors from eight (8) directors to nine (9) directors. Pursuant to the certificate of designation, for as long as Sofinnova Venture Partners VIII, L.P., together with its affiliates, continues to hold at least 50% of the shares of Series A Preferred Stock originally issued to Sofinnova at the closing under the Securities Purchase Agreement (or shares of common stock issued upon conversion thereof), the holders of Series A Preferred Stock, voting as single class, shall be entitled to elect, at any election of the Company’s Class II Directors, one individual to serve as a Class II Director (Series A Director), who shall be designated by Sofinnova. The initial Series A Director will be appointed as of the closing of the offering and is currently expected to be Garheng Kong.

Anti-Takeover Effects of Our Restated Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following transactions more difficult: our acquisition by means of a tender offer; our acquisition by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

Section 203 of the Delaware General Corporation Law is applicable to takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. Our restated certificate of incorporation and bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them. Our board of directors has waived the provisions of Section 203 with respect to the issuance of the Series A Preferred Stock and warrants to the investors under the Securities Purchase Agreement.

In addition to our board of directors’ ability to issue shares of preferred stock, our restated certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our restated certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors;

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause;

•	provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders, other than action by the holders of the Series A Preferred Stock; and

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 1,000,000 units pursuant to a Securities Purchase Agreement dated July 17, 2012, at a purchase price of $40.00 per unit. Each unit consists of one share of our Series A Preferred Stock, which is initially convertible into approximately 13.75 shares of our common stock, and a warrant to purchase up to 0.30 shares of our Series A Preferred Stock. Each share of Series A Preferred Stock, including any shares of Series A Preferred Stock issued upon exercise of the warrants, will be convertible into shares of our common stock at any time at the option of the holder at the then applicable conversion rate. No fractional shares shall be issued upon the conversion of the Series A Preferred Stock. Units will not be issued or certificated. The shares of preferred stock and warrants are immediately separable and will be issued separately. The warrant may also be exercised for the number of shares of common stock then issuable upon conversion of the Series A Preferred Stock that would otherwise be issued upon such exercise at the then-applicable conversion rate.

Series A Preferred Stock

The material terms and provision of our Series A Preferred Stock are described above under the caption “Description of Capital Stock.”

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrants filed as exhibits to the registration statement of which this prospectus is a part.

Each unit includes a warrant to purchase 0.30 shares of Series A Preferred Stock at an exercise price equal to $44.00 per share. The warrants are immediately exercisable and expire on the 5th anniversary of the date of issuance. The warrants will be exercisable beginning on the original date of issuance and will expire on the earlier to occur of (i) immediately following the consummation of a sale of the Company (for cash or freely tradable securities), if the warrants are not exercised or exchanged at or prior to the consummation of such sale or (ii) the date that is five years after the closing of the offering. At the election of the holders of the warrants, the warrants may be exercised for the number of shares of common stock then issuable upon conversion of the Series A Preferred that would otherwise be issued upon such exercise at the then-applicable conversion rate. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Series A Preferred Stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Prior to the exercise of any warrants to purchase Series A Preferred Stock, holders of the warrants will not have any of the rights of holders of the Series A Preferred Stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the stock purchasable upon exercise.

DIVIDEND POLICY

We have not declared or paid cash dividends on our common stock since our inception. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with certain covenants under our credit facilities (including our currently outstanding Credit Facility), which restrict or limit our ability to declare of pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Consequently, stockholders will need to sell shares of our common stock to realize a return on their investment, if any.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions contained in the Securities Purchase Agreement dated July 17, 2012, we have agreed to sell to the investors named below 1,000,000 units at a price of $40.00 per unit with each unit consisting of one share of Series A Preferred Stock, par value $0.01 per share and one warrant to purchase 0.30 shares of our Series A Preferred Stock. The units are being offered directly by us without the services of an underwriter or selling agent.

Investor	Number of Units	Number of Shares of Series A Preferred Stock	Number of Shares of Series A Preferred Stock Issuable upon Exercise of Warrants	Aggregate Purchase Price for Units
Palo Alto Investors, LLC	600,000	600,000	180,000	$24,000,000
Sofinnova Venture Partners VIII, L.P.	250,000	250,000	75,000	$10,000,000
Growth Equity Opportunities Fund III, LLC	150,000	150,000	45,000	$6,000,000

Total	1,000,000	1,000,000	300,000	$40,000,000

We estimate that our out-of-pocket expenses for this offering will be approximately $650,000. We currently anticipate that closing of this offering will take place on or about             , 2012.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. O’Melveny & Myers LLP advised the investors in connection with the offering of the securities.

EXPERTS

The financial statements of Alimera Sciences, Inc. incorporated in this Prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN INDEPENDENT ACCOUNTANTS

On August 23, 2012, the audit committee of our board of directors dismissed Deloitte & Touche LLP as our independent registered public accounting firm, effective as of August 23, 2012. Deloitte & Touche LLP’s report on our financial statements for the fiscal years ended December 31, 2011 and 2010 contained an explanatory paragraph regarding our ability to continue as a going concern. Other than such statement, no report of Deloitte & Touche LLP on our financial statements for either of the fiscal years ended December 31, 2011 and 2010 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2011 and 2010 and through August 23, 2012, there were no disagreement(s) with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements.

On August 23, 2012, the audit committee of our board of directors approved the engagement of Grant Thornton LLP as our independent registered public accounting firm, subject to Grant Thornton LLP’s acceptance of such engagement. On August 27, 2012, we formally engaged Grant Thornton LLP as our independent registered public accounting firm.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

We have also entered into identification agreements with our directors and executive officers. These identification agreements generally require us to pay, on behalf of each director and officer party thereto, all amounts that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission which he or she commits or suffers while acting in his or her capacity as our director and/or officer and because of his or her being a director and/or officer. Under the Delaware General Corporation Law, absent an identification agreement or a provision in a corporation’s bylaws or certificate of incorporation, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits).

We currently maintain a directors’ and officers’ liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as Alimera Sciences, Inc. (http://www.sec.gov). Our web site is located at http://www.alimerasciences.com. The information contained on our web site is not part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012 and June 30, 2012;

•

Our Current Reports on Form 8-K and 8-K/A filed with the SEC on February 28, 2012, March 2, 2012, March 8, 2012, March 27, 2012, May 11, 2012, June 15, 2012, July 18, 2012, August 9, 2012 and August 28, 2012 (other than any portions thereof deemed furnished and not filed);

•	Proxy Statements on Schedule 14A filed with the SEC on April 30, 2012 and August 24, 2012; and

•

The description of our common stock contained in our registration statement on Form S-1, filed with the SEC on July 1, 2008, including any amendments or reports filed for the purpose of updating the description.

You may request a copy of these filings, at no cost, by writing or calling us at the following:

Alimera Sciences, Inc.

6120 Windward Parkway, Suite 290

Alpharetta, Georgia 30005

Attn: Secretary of the Company

Copies of the documents incorporated by reference may also be found on our website at www.alimerasciences.com

1,000,000 Units

ALIMERA SCIENCES, INC.

Units Consisting of One Share of Series A Convertible Preferred Stock (and the Shares of Common Stock Underlying the Series A Convertible Preferred Stock) and One Warrant to Purchase 0.30 Shares of Series A Convertible Preferred Stock (and the Shares of Common Stock Underlying such Shares of Series A Convertible Preferred Stock or the Shares of Common Stock Directly Issuable Upon Exercise of the Warrant)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered.

Amount to be Paid by Registrant
SEC Registration Fee	$4,584
Legal Fees and Expenses	$600,000
Accounting Fees and Expenses	$20,000
Printing and Engraving Fees	$10,000
Transfer Agent and Registrar Fees	$2,000
Miscellaneous Expenses	$13,416
Total	$650,000

Item 14.	Indemnification of Directors and Officers

The Delaware General Corporation Law and the registrant’s certificate of incorporation and bylaws provide for indemnification of the registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

The registrant has also entered into identification agreements with its directors and executive officers. These identification agreements generally require that the registrant pay, on behalf of each director and officer party thereto, all amounts that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission which he or she commits or suffers while acting in his or her capacity as the registrant’s director and/or officer and because of his or her being a director and/or officer. Under the Delaware General Corporation Law, absent an identification agreement or a provision in a corporation’s bylaws or certificate of incorporation, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits).

The registrant currently maintains a directors’ and officers’ liability insurance policy.

Item 15.	Recent Sales of Unregistered Securities

On October 14, 2010, the registrant entered into a Loan and Security Agreement (Term Loan) with Midcap Funding III, LLC and Silicon Valley Bank (the “Lenders”), pursuant to which the registrant obtained a $12,500,000 term loan (the “Term Loan Agreement”), as well as a Loan and Security Agreement (Working Capital Line of Credit) with Silicon Valley Bank, pursuant to which the registrant obtained a $25,000,000 working capital line of credit (the “Line of Credit Agreement”). On May 16, 2011, the registrant entered into a First Loan Modification Agreement (Term Loan) with the Lenders, which amends certain terms of the Term Loan Agreement (the “Term Loan Modification Agreement”), as well as a First Loan Modification Agreement (Working Capital Line of Credit) with Silicon Valley Bank, which amends certain terms of the Line of Credit Agreement (the “Line of Credit Modification Agreement”). Pursuant to the original terms of the Term Loan Agreement, the registrant was entitled to borrow up to $12,500,000, of which $6,250,000 (“Term Loan A”) was advanced to the registrant on October 14, 2010. The registrant was entitled to draw down the remaining $6,250,000 under the Term Loan (“Term Loan B” and together with Term Loan A, the “Term Loan”) if the United States Food and Drug Administration (the “FDA”) approved the registrant’s New Drug Application (“NDA”) for ILUVIEN prior to or on July 31, 2011.

In connection with the Term Loan Agreement, on October 14, 2010, the registrant issued to Silicon Valley Bank, a warrant to purchase up to 31,818 shares of the registrant’s common stock and to MidCap Funding III, LLC, a warrant to purchase up to 47,728 shares of the registrant’s common stock (together, “2010 Warrants”) pursuant to the exemption provided by Rule 506 under the Securities Act. Each of the 2010 Warrants is exercisable immediately, has a per-share exercise price of $11.00 and has a term of 10 years. In addition, the Lenders, as holders of the 2010 Warrants, have certain registration rights with respect to the shares of common stock issuable upon exercise of the 2010 Warrants.

In connection with the Term Loan Modification Agreement, on May 16, 2011, the registrant issued to Midcap Funding III, LLC, a warrant to purchase up to 18,136 shares of the registrant’s common stock and to Silicon Valley Bank, a warrant to purchase up to 12,090 shares of the registrant’s common stock (together, the “2011 Warrants”) pursuant to the exemption provided by Rule 506 under the Securities Act. Each of the 2011 Warrants is exercisable only after Term Loan B has been advanced, has a per-share exercise price of $11.00 and has a term of 10 years. In addition, the Lenders, as holders of the 2011 Warrants, will have certain registration rights with respect to the shares of common stock issuable upon exercise of the 2011 Warrants. The 2011 Warrants expire on May 16, 2021 and give the Lenders a right to purchase the registrant’s common stock at a price of $11.00, subject to adjustment.

During the year ended December 31, 2011, the registrant issued 4,705 shares of its common stock upon the exercise of warrants for an aggregate of $19,000.

The above referenced securities were sold to certain accredited investors without registration under the Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. No underwriters were used in the foregoing transactions.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference. The financial statements to this registration are incorporated by reference as set forth in the section of the prospectus entitled “Documents Incorporated by Reference.”

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Alpharetta, Georgia on September 14, 2012.

ALIMERA SCIENCES, INC.

By:	/s/ C. Daniel Myers
C. Daniel Myers President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ C. Daniel Myers C. Daniel Myers	President, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2012

/s/ Richard S. Eiswirth Richard S. Eiswirth, Jr.	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 14, 2012

* Philip R. Tracy	Director and Chairman of the Board	September 14, 2012

* Glen Bradley, Ph.D.	Director	September 14, 2012

* Mark J. Brooks	Director	September 14, 2012

* Brian K. Halak, Ph.D.	Director	September 14, 2012

* Calvin W. Roberts, M.D.	Director	September 14, 2012

* Peter J. Pizzo, III	Director	September 14, 2012

/s/ James Largent James Largent	Director	September 14, 2012

*By:	/s/ Richard S. Eiswirth, Jr.
Richard S. Eiswirth, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.2	Restated Certificate of Incorporation of Registrant, as amended on various dates (filed as Exhibit 3.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 6, 2010, and incorporated herein by reference)

3.4.A	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.4 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 6, 2010, and incorporated herein by reference)

3.4.B	Bylaw Amendment (filed as Exhibit 3.6 to the Registrant’s Current Report, as filed on July 18, 2012, and incorporated herein by reference)

3.4.C*	Form of Bylaws to be in effect following the offering, as amended

3.5	Form of Certificate of Designation (filed as Exhibit 3.5 to the Registrant’s Current Report, as filed on July 18, 2012, and incorporated herein by reference)

4.3	Second Amended and Restated Investor Rights Agreement, dated March 17, 2008, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto (filed as Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on December 23, 2009, and incorporated herein by reference)

4.4	Second Amended and Restated Stock Sale Agreement, dated March 17, 2008, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto (filed as Exhibit 4.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on December 23, 2009, and incorporated herein by reference)

4.5	Omnibus Amendment, dated August 25, 2009, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto (filed as Exhibit 4.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on December 23, 2009, and incorporated herein by reference)

4.6	Warrant to Purchase Stock dated October 14, 2010 issued to Silicon Valley Bank (filed as Exhibit 4.1 to Registrant’s Current Report, as filed on October 18, 2010, and incorporated herein by reference)

4.7	Warrant to Purchase Stock dated October 14, 2010 issued to MidCap Funding III, LLC (filed as Exhibit 4.2 to Registrant’s Current Report, as filed on October 18, 2010, and incorporated herein by reference)

4.8	Warrant to Purchase Stock dated May 16, 2011 issued to MidCap Funding III, LLC (filed as Exhibit 4.1 to Registrant’s Current Report, as filed on May 17, 2011, and incorporated herein by reference)

4.10	Form of Warrant to Purchase Shares of Series A Preferred Stock (filed as Exhibit 4.10 to the Registrant’s Current Report, as filed on July 18, 2012, and incorporated herein by reference)

4.11	Form of Registration Rights Agreement (filed as Exhibit 4.11 to the Registrant’s Current Report, as filed on July 18, 2012, and incorporated herein by reference)

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers (filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.2†	Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and C. Daniel Myers (filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.3†	Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Richard Eiswirth (filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.4†	Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and David Holland (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.5†	Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Susan Caballa (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.6†	Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Kenneth Green (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.7	Alimera Sciences, Inc. 2004 Incentive Stock Plan, as amended (filed as Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.7.A	Form of Option Certificate under the Alimera Sciences, Inc. 2004 Incentive Stock Plan (filed as Exhibit 10.7.A to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.8	Alimera Sciences, Inc. 2005 Incentive Stock Plan (filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.8.A	Form of Option Certificate under the Alimera Sciences, Inc. 2005 Incentive Stock Plan (filed as Exhibit 10.8.A to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.9	2010 Equity Incentive Plan (filed as Exhibit 10.9 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 6, 2010, and incorporated herein by reference)

10.10	2010 Employee Stock Purchase Plan (filed as Exhibit 10.10 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 6, 2010, and incorporated herein by reference)

10.11	Management Cash Incentive Plan (filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10 .12	Compensation Program for Non-Employee Directors (filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.13‡	Amended and Restated Collaboration Agreement by and between pSivida, Inc. (f/k/a/Control Delivery Systems, Inc.) and Alimera Sciences, Inc., dated as of March 14, 2008 (filed as Exhibit 10.13 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 16, 2010, and incorporated herein by reference)

10.14‡	Asset Purchase Agreement between Bausch & Lomb Incorporated and Alimera Sciences, Inc., dated as of December 20, 2006 (filed as Exhibit 10.14 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 16, 2010, and incorporated herein by reference)

10.15‡	Asset Purchase Agreement between Bausch & Lomb Incorporated and Alimera Sciences, Inc., dated as of February 16, 2007 (filed as Exhibit 10.15 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 16, 2010, and incorporated herein by reference)

10.16‡	License and Option Agreement by and between Emory University and Alimera Sciences, Inc., dated as of July 16, 2009 (filed as Exhibit 10.16 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 16, 2010, and incorporated herein by reference)

10.17‡	License and Option Agreement by and between Emory University and Alimera Sciences, Inc., dated as of August 31, 2009 (filed as Exhibit 10.17 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 16, 2010, and incorporated herein by reference)

10.18	Office Lease by and between Rubicon, L.C. and Alimera Sciences, Inc., dated as of May 27, 2003, as amended (filed as Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on October 30, 2009, and incorporated herein by reference)

10.25‡	License Agreement between Alimera Sciences, Inc. and Dainippon Sumitomo Pharma Co., Ltd., dated November 4, 2007 (filed as Exhibit 10.25 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on December 23, 2009, and incorporated herein by reference)

10.26‡	Commercial Contract Manufacturing Agreement, between Alimera Sciences, Inc. and Alliance Medical Products, Inc., dated February 5, 2010 (filed as Exhibit 10.26 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed on April 20, 2010, and incorporated herein by reference)

10.27	Loan and Security Agreement dated October 14, 2010 between Registrant, Silicon Valley Bank and MidCap Funding III, LLC (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, as filed on October 18, 2010, and incorporated herein by reference)

10.28	Loan and Security Agreement dated October 14, 2010 between Registrant and Silicon Valley Bank (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K, as filed on October 18, 2010, and incorporated herein by reference)

10.29‡	Contract Sales Agreement dated October 4, 2010 between the Registrant and OnCall LLC (filed as Exhibit 10.29 to Registrant’s Annual Report on Form 10-K, as filed on March 25, 2011, and incorporated herein by reference)

10.30	Form of Notice of Stock Option Grant and Stock Option Agreement under 2010 Equity Incentive Plan (filed as Exhibit 10.30 to Registrants Annual Report on Form 10-K, as filed on March 25, 2011, and incorporated herein by reference)

10.31	First Loan Modification Agreement dated May 16, 2011 between Registrant, Silicon Valley Bank and MidCap Funder III, LLC (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, as filed on May 17, 2011, and incorporated herein by reference)

10.32	First Loan Modification Agreement dated May 16, 2011 between Registrant and Silicon Valley Bank (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K, as filed on May 17, 2011, and incorporated herein by reference)

10.33‡	Amendment to Manufacturing Agreement between Registrant and Alliance Medical Products, Inc. (filed as Exhibit 10.3 to Registrants Quarterly Report on Form 10-Q, as filed on August 5, 2011, and incorporated herein by reference)

10.34	Form of Notice of Stock Unit Award and Stock Unit Agreement under 2010 Equity Incentive Plan (filed as Exhibit 10.34 to Registrants Quarterly Report on Form 10-K, as filed on March 30, 2012, and incorporated herein by reference)

10.35‡	Manufacturing Agreement by and Between the Registrant and Flextronics Medical Sales and Marketing, Ltd. (filed as Exhibit 10.35 to Registrants Quarterly Report on Form 10-Q, as filed on August 14, 2012, and incorporated herein by reference)

10.36	Securities Purchase Agreement dated July 17, 2012 (filed as Exhibit 10.36 to the Registrant’s Current Report, as filed on July 18, 2012, and incorporated herein by reference)

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (filed with Form S-3 (SEC File No. 333-174586), as filed on May 27, 2011)

†	Compensation Arrangement.

‡	Confidential treatment has been granted with respect to certain portions of this document.

*	Filed herewith.